Exhibit 10.3
FIFTH AMENDMENT TO LEASE

THIS FIFTH AMENDMENT TO LEASE (this “Fifth Amendment”) is made as of the 28th day of April, 2017, between McKnight Cranberry III, L.P., a Delaware limited Partnership (“Landlord”), and Aesynt Incorporated, formerly known as McKesson Automation Inc.

WHEREAS, Landlord and Tenant are parties to that certain Lease dated December 21, 2001 (the “Original Lease”), a certain First Amendment to Lease dated February 8, 2005 (the “First Amendment”), a certain Second Amendment to Lease dated April 21, 2008 (the “Second Amendment”), a certain Third Amendment to Lease dated January 11, 2011 (the “Third Amendment”) and a certain Fourth Amendment to Lease dated October 29, 2013 (the “Fourth Amendment”) pursuant to which Tenant leases, prior to this Fifth Amendment, approximately one hundred two thousand seven hundred forty-one (102,741) rentable square feet (“Existing Premises”) of a certain building located at 500 Cranberry Woods Drive, Cranberry Township, Pennsylvania (“Building”);

WHEREAS, the Original Lease, the First Amendment, the Second Amendment, the Third Amendment and the Fourth Amendment are collectively referred to herein as the “Lease”;

WHEREAS, the Term of the Lease is scheduled to expire on December 31, 2019;

WHEREAS, Landlord and Tenant desire to amend the Lease to (i) expand the Existing Premises by adding thereto Suite 100 containing 7,374 rentable square feet and Suite 150 containing 6,143 rentable square feet on the 1st floor of the Building, (ii) extend the Term of the Lease by one hundred eight (108) calendar months, and (iii) revise certain other provisions of the Lease in accordance with the terms of this Fifth Amendment.

NOW THEREFORE, in consideration for the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, Landlord and Tenant, intending to be legally bound hereby, agree that the following modifications shall be made to the Lease:

1.
Recitals. The foregoing recitals are incorporated herein by reference and made a part of this Fifth Amendment as though fully set forth herein. All capitalized terms used but not otherwise defined or re-defined in this Fifth Amendment shall have the meaning ascribed to them in the Lease. For purposes of this Fifth Amendment, (i) the term “Fifth Amendment Effective Date” shall mean the date on which this Fifth Amendment is fully executed and delivered by and between Landlord and Tenant, (ii) the term “Fifth Amendment Commencement Date” shall mean the date that is one hundred fifty (150) days following the Fifth Amendment Effective Date, (iii) the term “Fifth Amendment Rent Commencement Date” shall mean the date that is one hundred eighty (180) days following the Fifth Amendment Effective Date, and (iv) the term “Fifth Amendment Expansion Premises” shall mean Suite 100 containing 7,374 rentable square feet and Suite 150 containing 6,143 rentable square feet on the 1st floor of the Building as depicted on Fifth Amendment Exhibit A attached hereto and made a part of this Fifth Amendment and the Lease. Landlord and Tenant shall, within ten (10) days after the written request of either, execute a letter acknowledging the dates on which the Fifth Amendment Effective Date, the Fifth Amendment Commencement Date and the Fifth Amendment Rent Commencement Date occurred, provided, however, the failure to do so will not affect the determination of such dates.

2.
Premises. Effective on and after the Fifth Amendment Effective Date, the term “Premises” when referred to in this Fifth Amendment and in the Lease shall mean 116,258 rentable square feet consisting of (i) the Existing Premises containing 102,741 rentable square feet on a portion of the 1st floor and the entire 2nd, 3rd, and 4th floors of the Building, and (ii) the Fifth Amendment Expansion Premises containing 13,517 rentable square feet on the 1st floor of the Building.

3.
Lease Term. Notwithstanding anything to the contrary contained in the Lease, the Lease Term is hereby extended for a period of 108 full calendar months beginning on January 1, 2020 (“Third Extended Term”) so that the Lease Term shall expire on December 31, 2028 (“Expiration Date”), subject to Tenant’s Renewal Option as set forth in Paragraph 9 of this Fifth Amendment.

4.
Base Rent. Prior to the Fifth Amendment Rent Commencement Date, Tenant shall continue to pay Base Rent in the amount of $216,184.19 as set forth in the Lease (see paragraph 4 of the Fourth Amendment). Notwithstanding anything to the contrary contained in the Lease, on and after the Fifth Amendment Rent Commencement Date, Tenant shall pay to Landlord Base Rent for the Premises in monthly installments on the first day of each calendar month, in advance, without offset or deduction of any kind, as follows:

(i)         $244,626.21 per month (based on an annual rate of $25.25 per rentable square foot of the Premises) during the period of the Lease Term beginning on the Fifth Amendment Rent Commencement Date (as prorated for less than a full calendar month if the Fifth Amendment Rent Commencement Date is not the first day of a calendar month) and ending on December 31, 2017;

(ii) $249,470.29 per month (based on an annual rate of $25.75 per rentable square foot of the Premises) during the period of the Lease Term beginning on January 1, 2018 and ending on December 31, 2019;

(iii) $251,892.33 per month (based on an annual rate of $26.00 per rentable square foot of the Premises) during the period of the Lease Term beginning on January 1, 2020 and ending on December 31, 2020;

(iv) $254,314.38 per month (based on an annual rate of $26.25 per rentable square foot of the Premises) during the period of the Lease Term beginning on January 1, 2021 and ending on December 31, 2021;

(v) $256,736.42 per month (based on an annual rate of $26.50 per rentable square foot of the Premises) during the period of the Lease Term beginning on January 1, 2022 and ending on December 31, 2022;

(vi) $261,580.50 per month (based on an annual rate of $27.00 per rentable square foot of the Premises) during the period of the Lease Term beginning on January 1, 2023 and ending on December 31, 2023;

(vii) $264,002.54 per month (based on an annual rate of $27.25 per rentable square foot of the Premises) during the period of the Lease Term beginning on January 1, 2024 and ending on December 31, 2024;

(viii) $266,424.58 per month (based on an annual rate of $27.50 per rentable square foot of the Premises) during the period of the Lease Term beginning on January 1, 2025 and ending on December 31, 2025;

(ix)     $271,268.67 per month (based on an annual rate of $28.00 per rentable square foot of the Premises) during the period of the Lease Term beginning on January 1, 2026 and ending on December 31, 2026;

(x)    $273,690.71 per month (based on an annual rate of $28.25 per rentable square foot of the Premises) during the period of the Lease Term beginning on January 1, 2027 and ending on December 31, 2027; and

(xi)    $276,112.75 per month (based on an annual rate of $28.50 per rentable square foot of the Premises) during the period of the Lease Term beginning on January 1, 2028 and ending on December 31, 2028

5.
Tenant’s Share. Prior to the Fifth Amendment Commencement Date, Tenant’s Share shall remain at 86.02% (see paragraph 5 of the Fourth Amendment). Notwithstanding anything to the contrary contained in the Lease, Landlord and Tenant acknowledge and agree that, beginning on the Fifth Amendment Commencement Date and ending on the Expiration Date, Tenant’s Share shall be 97.33% (116,258 / 119,444), as may be adjusted from time to time in accordance with Section 1.2 of the Original Lease.

6.	Operating Cost Base Year, Janitorial, HVAC Charge.

(a)Operating Cost Base Year. Prior to January 1, 2020, Tenant’s Operating Costs Base Year shall remain Calendar Year 2017. Notwithstanding anything to the contrary contained in the Lease, Landlord and Tenant acknowledge and agree that beginning on January 1, 2020 and ending on the Expiration Date, the Operating Costs Base Year shall be Calendar Year 2020.

(b)Janitorial. Tenant, Landlord and Landlord’s cleaning and janitorial services provider shall meet periodically, at intervals reasonably requested by Tenant, to review the performance of such janitorial services provider and to address the reasonable requirements and requests of Tenant regarding the cleaning and janitorial services provided by Landlord. Landlord shall use reasonable efforts to accommodate Tenant’s requirements and requests.

(c)Additional HVAC Sevices. Notwithstanding anything to the contrary contained in the Lease, If Tenant requests that Landlord furnish HVAC service to the Premises at times other than Normal Business Hours, Tenant shall pay to Landlord the sum of $37.50 per hour for each hour of HVAC service during other than Normal Business Hours.

7.
Real Estate Tax Base Year. Prior to January 1, 2020, Tenant’s Real Estate Tax Base Year shall remain Calendar Year 2017. Notwithstanding anything to the contrary contained in the Lease, Landlord and Tenant acknowledge and agree that beginning on January 1, 2020 and ending on the Expiration Date, the Real Estate Tax Base Year shall be Calendar Year 2020.

8.
Condition of Premises, Tenant Improvement Allowance. Tenant has inspected the Fifth Amendment Expansion Premises, is familiar with the condition of the Fifth Amendment Expansion Premises and accepts the Fifth Amendment Expansion Premises and the Existing Premises in current “as-is” condition, with all faults and without any work or improvement required of Landlord. Landlord shall deliver possession of the Fifth Amendment Expansion Premises to Tenant on the Fifth Amendment Effective Date. Notwithstanding anything to the contrary set forth in the Lease, Landlord shall not be responsible for performing any demolition, or any work or improvements to or at the Fifth Amendment Expansion Premises or the Existing Premises.

On and after the Fifth Amendment Effective Date, Tenant shall, at Tenant's sole cost and expense, perform all necessary demolition work and install all improvements, fixtures and equipment in the Premises as reasonably required by Tenant for the conduct of Tenant's business ("Tenant's Work"). Tenants Work may include, but not be limited to, relocating Tenant’s existing Demo Lab from the 4th floor of the Existing Premises to the 1st floor of the Building, constructing a Performance Center, Solution Center and a Robot Lab on the 1st floor of the Building and upgrading the lighting, painting, ceiling tiles and carpeting in the Existing Premises. In addition, Tenant’s Work may include, subject to approval by the Cranberry Woods Owner’s Association, Inc. and its review committees, exterior doors with direct access to Tenant’s Premises for the delivery of products and shipments to the Premises. Upon installation of such exterior doors, Tenant shall be entitled to conduct shipping and receiving functions during

Tenant’s normal business hours of operation, notwithstanding anything in the Lease to the contrary.
All Tenant’s Work shall be (i) completed in accordance with the plans and specifications approved by Landlord; (ii) completed in accordance with all applicable laws, statutes, ordinances, codes, rules and regulations, including all permitting and approval requirements; (iii) carried out promptly in a good and workmanlike manner; (iv) comprised of all new materials and finishes at least equivalent in quality and quantity to materials and finishes existing at the Building and in accordance with the provisions of Article 15 of the Lease regarding Tenant’s Alterations; and (v) free of defect in materials and workmanship. Tenant shall prepare and obtain Landlord’s approval of the plans and specifications for Tenant's Work prior to commencing Tenant’s Work. Landlord's approval of the plans and specifications shall not be unreasonably withheld, delayed or conditioned and shall not be deemed to be a representation or warranty with regard to the sufficiency or compliance of the plans and specifications or the Tenant's Work. Tenant shall provide Landlord with proof of adequate insurance for the performance by Tenant or its contractors of all of Tenant’s Work. Tenant shall pay for all damage to the Premises, Building and Land caused by Tenant or Tenant’s contractors in the performance of Tenant’s Work. Tenant shall indemnify, defend and hold harmless Landlord and Landlord’s agents from any claims, damages, injury, costs and expenses including, but not limited to mechanic’s liens, arising as a result of Tenant’s Work or any defect in design, material or workmanship of any Tenant’s Work. The architect and contractor for the planning and construction of Tenant's Work shall be subject to Landlord’s reasonable approval.
As a contribution to the performance of Tenant's Work, Landlord shall contribute, as Tenant's improvement allowance, an amount equal to the lesser of (a) the actual cost of Tenant’s Work or (b) $2,390,018.00 ("Tenant Improvement Allowance"). Tenant shall have the right to use the Tenant Improvement Allowance to pay the costs associated with Tenant's Work at the Premises, which shall include (i) all hard costs to complete Tenant's Work (such as labor and materials, general conditions, rubbish removal, utilities, building permits, inspections fees, insurance and the like), (ii) all soft costs to complete Tenant's Work (such as architectural and engineering fees, and the cost of plans and specifications), (iii) construction management fees, and (iv) any sales tax levied on the Tenant's Work. To the extent that the actual cost of Tenant’s Work is less than $2,390,018.00, such difference shall be retained by Landlord, and Tenant shall not be entitled to any payment of or any rent credit for the amount of such difference.
Landlord’s payment of the Tenant Improvement Allowance shall be disbursed to Tenant in periodic progress draws (requested no more than once in any ninety (90) day period) within forty-five (45) days after the requisite request and documentation therefor are submitted by Tenant and received by Landlord (“Periodic Request”). The final payment of the Tenant Improvement Allowance shall be disbursed to Tenant within forty-five (45) days after Substantial Completion of Tenant’s Work and the requisite request and documentation therefor are submitted by Tenant and received by Landlord (“Final Request”).

With each Periodic Request, Tenant shall submit to Landlord (i) a statement by Tenant that the Tenant Improvements documented in such Periodic Request have been completed, to the extent applicable to the date of such Periodic Request, in accordance with the requirements of this Lease, (ii) an Architect’s certificate detailing the percentage of the Tenant’s Work completed through the date applicable to such Periodic Request, (iii) invoices for the cost of Tenant’s Work applicable to such Periodic Request, and (iv) a waiver of lien from each contractor, subcontractor, materialman and supplier providing materials, services or labor for the performance of such Tenant’s Work evidenced by such invoices, which waivers shall be final as to all work for which contractor, subcontractor or supplier has been paid previously and may be conditioned on Tenant’s payment to such contractor, subcontractor, materialman and supplier of a specific sum identified in such waiver as then currently owing. Each periodic funding shall be in an amount equal to 80% of Tenant’s Periodic Request based on percentage completion certified by the architect. Upon Tenant’s Final Request, 100% of the cost of Tenant’s Work shall be funded. With the Final Request Tenant shall submit to Landlord (1) an architect’s certificate stating that Tenant has fully completed the Tenant’s Work at the Premises in material accordance with Tenant’s plans and specifications, as approved by Landlord, and all applicable statutes, laws, ordinances, codes and regulations pertaining to such Tenant’s Work, (2) an Affidavit signed by the appropriate officer or individual partner of Tenant identifying all contractors, subcontractors, materialmen and suppliers used by Tenant for the Tenant’s Work, (3) a final and unconditional waiver of lien from all contractors, subcontractors, materialmen and suppliers providing materials, services or labor for the performance of the Tenant’s Work, (4) a copy of Tenant’s “as built” plans, and Tenant’s occupancy certificate for the Premises, and (5) invoices for all Tenant’s Work applicable to such Final Request.

Prior to the commencement of construction of the Tenant’s Work, Tenant shall obtain an estimate of the cost of Tenant’s Work from the contractor and all other vendors and suppliers selected by Tenant for review by Landlord. In the event the estimated cost of Tenant’s Work exceed the Tenant Improvement Allowance, or remaining balance thereof, Landlord and Tenant shall fund the cost of Tenant’s Work, pari passu, so that each agrees to pay its proportionate share of the estimated cost of Tenant’s Work in progress payments as provided above based on the percentage of the Tenant’s Work completed, provided, however, that the entire amount paid by Landlord based on Landlord’s proportionate share shall in no event exceed the Tenant Improvement Allowance.

Tenant shall not be entitled to payment of the Tenant Improvement Allowance until such time as Tenant shall satisfy the applicable foregoing conditions. Tenant hereby waives any Tenant Improvement Allowance not requested by Tenant in accordance with the procedures contained in this Fifth Amendment prior to December 31, 2019.

Landlord shall not disburse to Tenant the Tenant Improvement Allowance if Tenant is in default of this Lease beyond any applicable cure period.

9.    Renewal Option. Article 50 of the Lease, as amended by Paragraph 11 of the
First Amendment, Paragraph 10 of the Second Amendment, Paragraph 12 of the Third Amendment and Paragraph 9 of the Fourth Amendment, shall be deleted in its entirety and in lieu thereof shall be inserted the following:

“50.	RENEWAL OPTION
A.) Renewal Option. Tenant is hereby granted one (1) option (“Renewal Option”) to extend the Lease Term for a period of five (5) years (“Renewal Term”). Tenant may exercise the Renewal Option upon written notice (“Renewal Notice”) given to Landlord no earlier than 365 days and no later than 270 days before the Expiration Date of the Lease Term (“Notice Period”). If Tenant fails to give Landlord the Renewal Notice within the Notice Period, then Tenant shall be deemed to have elected not to exercise the Renewal Option and this Renewal Option shall be deemed to null and void; time being of the essence in with regard to delivery of the Renewal Notice.

B.) Renewal Term. If the Renewal Notice is timely given, the Renewal Term will be on the same terms and conditions as those contained in the Lease except as follows:

i. There shall be no further rights to renew after the exercise of the Renewal Option granted herein;

ii. Any Tenant Improvement Allowances, TI Allowance, rental concessions, Landlord’s Work or other such allowance or improvements provided by Landlord to Tenant in the Lease shall not be applicable in the Renewal Term;

iii. The Base Rent for the Renewal Term shall be 100% of the Fair Market Rental Value as determined by agreement between Landlord and Tenant or, if Landlord and Tenant are unable to agree, as set forth in sub-paragraph C immediately below. For purposes of this Article 50 the Fair Market Rental Value of the Premises shall be the amount that a willing, comparable, new (i.e., non-renewal), non-equity tenant would pay, and that a willing landlord of a comparable space, both in terms of size and age of the Premises and within a five (5) mile radius of Cranberry Woods Office Park, would accept at arms’ length. The Fair Market Rental Value for the Renewal Term may be less than or greater than the Base Rent paid by Tenant during the Lease Term. Appropriate consideration shall be given to (a) the annual rental rate per rentable square foot; (b) the definition of rentable square feet for purposes of comparing the rate; (c) location, quality and age of the Building; (d) the financial condition (e.g., creditworthiness) of Tenant; (e) escalation (including type, base year and stop) and abatement provisions reflecting free rent and /or no rent during the period of construction; (f) brokerage commissions, if any, (g) length of the lease term; (h) size and location (including floor level) of the Premises; (i) building standard work letter and/or tenant improvement allowance, if any; provided, however, the Fair Market Rental Value shall not include any tenant improvements or any alterations made by Tenant; (j) condition of space; (k) lease takeover/assumptions; (l) moving expenses and other concessions; (m) extent of services to be provided; (n) distinctions between “gross” and “net” leases; (o) base year figures or expense stops for escalation purposes for both operating costs and ad valorem/real estate taxes; (p) the time the particular rental rate under consideration becomes or is to become effective; (q) applicable caps, if any, on the amount of real estate taxes and assessments passed through to tenants; and (r) other generally applicable conditions of tenancy for the space in question. Tenant shall obtain the same rent and other benefits that Landlord would otherwise give to any comparable prospective tenant.

iv. Base Year. Notwithstanding anything to the contrary contained in the Lease, the Operating Costs Base Year and Real Estate Tax Base Year during the entire Renewal Term shall be Calendar Year 2029.

C.) Acceptance/Rejection. If Landlord and Tenant are not able to agree on the Base Rent for the Renewal Term by a date which is two-hundred forty (240) days prior to the commencement date of the Renewal Term, then within thirty (30) days thereafter (“Appointment Period”) each party shall appoint a real estate appraiser with at least ten (10) years full time commercial appraisal experience in valuing leasehold commercial office space in the vicinity of the Premises to determine the Base Rent based on the then Fair Market Rental Value for the Renewal Term. If either party fails to appoint a real estate appraiser within the Appointment Period the Base Rent of the duly appointed appraiser shall control. The two (2) appraisers appointed by the parties shall meet to set the then Base Rent for the Renewal Term. If they are unable to agree within twenty (20) days after expiration of the Appointment Period, they shall select a third appraiser, who shall be a person who meets the qualifications set forth in this paragraph and who has not previously acted in any capacity for either party. If the two appraisers are unable to agree upon a third appraiser, either of the parties may apply to the then presiding judge of the Common Pleas Court of Butler County, Pennsylvania for the selection of the third (3rd) appraiser, who shall be a person who meets the qualifications set forth above. Landlord and Tenant shall each bear one-half (1/2) of the cost of appointing the third appraiser and of paying the third appraiser’s fee. As soon as possible following selection or appointment of the third appraiser, the appraisers shall set the Base Rent for the Premises for the Renewal Term. If a majority of the appraisers is unable to set the Base Rent within twenty (20) days after appointment of the third appraiser, the three (3) appraisals shall be added together and their total divided by three (3); the resulting quotient shall be the Base Rent rate for the Premises for the Renewal Term. If the low appraisal is more than ten percent (10%) lower than the middle appraisal, the low appraisal shall be disregarded; if the high appraisal is more than ten percent (10%) higher than the middle appraisal, the high appraisal shall be disregarded. If only one appraisal is disregarded, the remaining two (2) appraisals shall be added together and their total divided by two (2), and the resulting quotient shall be the Base Rent rate for the Premises for the Renewal Term. If two of the appraisals shall be disregarded, the middle appraisal shall determine the Base Rent rate in the Renewal Term. Base Rent for the Renewal Term as so determined shall be effective as of the commencement date of the Renewal Term and shall be adjusted retroactively if determined after the commencement date of the Renewal Term.

D.) Restrictions/Conditions. Tenant’s Renewal Option shall be personal to Aesynt Incorporated, and shall terminate if (i) a Default shall exist at the time of exercise of the Renewal Option or the commencement date of the Renewal Term, or an event has occurred which with notice and the lapse of time shall be a Default if not cured at the time of exercise of the Renewal Option or the commencement date of the Renewal Term, (ii) the Lease or Tenant’s right to possession of the Premises has been terminated, (iii) Tenant transfers any of its interest in this Lease or any portion of the Premises except to an entity not requiring Landlord’s consent as provided in the Lease.”

10.
Expansion. Article 52 of the Lease, as amended by Paragraph 12 of the First Amendment, Paragraph 13 of the Third Amendment and Paragraph 10 of the Fourth Amendment, shall be deleted in its entirety and in lieu thereof shall be inserted the following:

“52.    EXPANSION

52.1 Non-Exclusive Expansion Option

(a) During the Lease Term Tenant shall have the non-exclusive right (“Expansion Option”), but not the obligation, to add to the Premises any available office space in the Building that is then vacant and is not subject to a lease, letter of intent, term sheet or other such agreement for use or occupancy by a third party (“Available Expansion Space”). Tenant acknowledges and agrees that this Expansion Option is not exclusive to Tenant and, unless and until Tenant exercise this Expansion Option, Landlord shall have the unencumbered right (subject only to Tenant’s Right of First Refusal set forth in Section 52.2 below) to lease the Available Expansion Space to any person or entity on such terms as Landlord determines in its sole discretion.

(b) Tenant may exercise the Expansion Option at any time during the Lease Term by written notice identifying the portion of the Available Expansion Space that Tenant desires to add to the Premises (“Office Expansion Space”). The configuration of the Office Expansion Space shall be subject to Landlord’s reasonable approval based on the proportion of windows to rentable area, ingress, egress, access to common and core areas of the Building and the like with regard to both the Office Expansion Space and the remaining Available Expansion Space. Any Office Expansion Space with respect to which Tenant exercises its rights will be delivered by Landlord to Tenant in its “as-is” condition along with payment by Landlord to Tenant of an Office Expansion Allowance equal to the amount of $40.00 per square foot of rentable area of the Office Expansion Space desired by Tenant times a fraction, the numerator of which is the number of days remaining in the Lease Term after the applicable Office Expansion Space is added to the Premises and the denominator of which is the number of days during the period of the Lease Term beginning on the Fifth Amendment Commencement Date and ending on the Expiration Date. Any Office Expansion Space will become part of the Premises on the date on which Landlord delivers such Office Expansion Space to Tenant in the condition required herein and the Premises will then be deemed to include any such Office Expansion Space. All of the provisions of this Lease will apply to any Office Expansion Space added to the Premises, provided, however, Landlord will not be obligated to grant any concessions or allowances with respect to any Office Expansion Space except as set forth in this Section 52.1.

(c) The Base Rent rate for any Office Expansion Space will be the Base Rent rate in effect on the date on which the applicable Office Expansion Space becomes part of the Premises, subject to subsequent increases in Base Rent during the Lease Term. The Base Rent will be increased 150 days after the day on which the Office Expansion Space becomes part of the Premises by an amount equal to the product of (i) the number of rentable square feet of the applicable Office Expansion Space multiplied by (ii) the Base Rent per rentable square foot of the Premises in effect on the day on which the Office Expansion Space becomes part of the Premises. Tenant’s Share will be increased as of the day on which any Office Expansion Space becomes part of the Premises to a fraction whose numerator is the sum of the rentable square feet of the Premises and the new Office Expansion Space, and whose denominator is the rentable square feet of the Building.

(d) Tenant’s rights granted in this Paragraph are personal to Aesynt Incorporated and shall terminate if (i) a Default shall exist at the time of exercise of the Expansion Option, or an event has occurred which with notice and the lapse of time shall be a Default if not cured at the time of exercise of the Expansion Option, (ii) the Lease or Tenant’s right to possession of the Premises has been terminated, (iii) Tenant transfers any of its interest in this Lease or any portion of the Premises except to an entity not requiring Landlord’s consent as provided in the Lease or (iv) less than two full years remain in the Lease Term.

52.2     Right of First Refusal

(a)     Refusal Space/Offer. Reference is made to any available office space in the Building that is then vacant and is not subject to a lease, letter of intent, term sheet or other such agreement for use or occupancy by a third party (“Available Refusal Space”). If during the Lease Term, Landlord receives a bona fide offer from a third party (“Third Party Offer”) to lease all or any portion of the Available Refusal Space (“Refusal Space”) and Landlord is willing to accept the terms of such Third Party Offer, Landlord shall first offer (“Offer Notice”) to lease to Tenant the Refusal Space on the same terms and conditions as the Third Party Offer; such Offer Notice shall be in writing, specify the rent to be paid for the Refusal Space, contain the other basic terms and conditions of the Third Party Offer and the date on which the Refusal Space shall be included in the Premises. Tenant shall notify Landlord in writing whether Tenant elects to lease all of the Refusal Space on the same terms and conditions as the Third Party Offer set forth in the Offer Notice within fifteen (15) business days after Landlord delivers to Tenant the Offer Notice, time being of the essence.

(b)     Acceptance. If Tenant timely elects to lease the Refusal Space within such fifteen (15) business day period, then Landlord and Tenant shall execute an amendment to the Lease, effective as of the date the Refusal Space is to be included in the Premises, on the same terms as the Lease except (i) the Base Rent rate for the Refusal Space shall be the amount specified in the Offer Notice, (ii) the lease term for the Refusal Space shall be that specified in the Offer Notice and, if the lease term in the Offer Notice extends beyond the expiration of the Lease Term of this Lease, Tenant shall be permitted to extend the Lease Term of this Lease to be coterminous with the lease term for the Refusal Space, (iii) the Refusal Space shall be delivered to Tenant and Tenant shall take same in “as-is” condition, and Landlord shall not be required to construct any tenant improvements in the Refusal Space or provide to Tenant any allowances other than those contained in the Offer Notice, if any, and (iv) any other terms set forth in the Lease which are inconsistent with the terms of the Offer Notice shall be modified accordingly with respect to the Refusal Space. Notwithstanding the foregoing, if the Offer Notice includes space in excess of that desired by Tenant, Tenant must exercise its right hereunder, if at all, as to all of the space contained in the Offer Notice. If the Offer Notice is for less than all the Available Refusal Space, then the Right of First Refusal shall continue for the remainder of any Available Refusal Space.

(c) Rejection. If Tenant fails or is unable to timely exercise its right hereunder, then such right shall lapse, time being of the essence with respect to the exercise thereof, and Landlord may lease the portion of the Refusal Space described in the Offer Notice to the third party on the terms contained in the Offer Notice or such terms as Landlord may elect.

(d) On-Going Right. Not used

(e)     Exclusion. Not used.

(f) Restrictions. This Right of First Refusal is personal to Aesynt Incorporated and shall terminate if (i) a Default shall exist at the time of Tenants’ election to lease the Refusal Space, or an event has occurred which with notice and the lapse of time shall be a Default if not cured at the time of Tenant’s election to lease the Refusal Space, (ii) the Lease or Tenant’s right to possession of the Premises has been terminated, (iii) Tenant transfers any of its interest in this Lease or any portion of the Premises except to an entity not requiring Landlord’s consent as provided in the Lease, or (iv) less than two full years remain in the Lease Term.”

11.
Tenant’s Early Termination Right. Paragraph 12 of the Fourth Amendment is hereby deleted in its entirety and rendered null and void reflecting the intent of Landlord and Tenant that Tenant’s right to exercise the Termination Option set forth therein is without further force or effect.

12.	Tenant’s Address. Notwithstanding anything to the contrary contained in the Lease, the Notice address for Tenant shall be as follows, until written notice of a change in address is issued to Tenant:

Notices:    Aesynt Incorporated
500 Cranberry Woods Drive
Cranberry, PA 16066
Copy to:
Omnicell, Inc.
590 E. Middlefield Road
Mountain View, CA 94043

13.
Brokers. Tenant was represented in the transaction evidenced by this Fifth Amendment by Colliers International/Pittsburgh (Patrick Sentner), a licensed real estate broker (“Tenant’s Broker”). Landlord also was represented in the transaction evidenced by this Fifth Amendment by CBRE (Ralston Merchant) (“Landlord’s Broker”). Landlord shall be solely responsible for paying the commission or fee owed to the Tenant’s Broker and the Landlord’s Broker in accordance with a mutually acceptable separate commission agreement. Each party to this Fifth Amendment shall indemnify, defend and hold harmless the other party from and against any and all claims asserted against such other indemnified party by any other real estate broker, finder or intermediary claiming representation of the indemnifying party (excluding, with regard to Tenant, Tenant’s Broker and the Landlord’s Broker) in connection with this Fifth Amendment.

14.
Effect. All other terms, conditions, covenants, agreements and provisions contained in the Lease that are not revised by or in conflict with the terms of this Fifth Amendment shall remain in full force and effect and are hereby ratified and confirmed by Landlord and Tenant to the extent consistent with this Fifth Amendment.

15.
No Offer. The submission of this Fifth Amendment to Tenant or its broker or other agent does not constitute an offer. This Fifth Amendment shall have no force or effect until: (a) it is executed and delivered by Tenant to Landlord; and (b) it is executed and delivered by Landlord to Tenant.

IN WITNESS WHEREOF, Landlord and Tenant have caused this Fifth Amendment to be executed as of the date first written above.

LANDLORD:
MCKNIGHT CRANBERRY III, L.P.

By:	McKnight Cranberry III GP, LLC, General Partner

By: _____/s/ William C. Rudolph________
William C. Rudolph, Managing Member

TENANT:

ATTEST	AESYNT INCORPORATED, a Pennsylvania corporation
By: ____/s/ Michelle Smith__________                 _Michelle Smith, Executive Assistant___
By: __/s/ Peter Kuipers_________________ ________Peter Kuipers,_CFO____________

FIFTH AMENDMENT EXHIBIT A